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                                                                  EXHIBIT 24.1



                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Casino Data Systems:

We consent to the incorporation by reference in the registration statements (No. 33-62108), (No. 33-84236) and (33-97386) on Form S-8 of Casino Data
Systems of our reports dated March 24, 1998 relating to the consolidated balance sheets of Casino Data Systems and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and all related schedules, which reports appear in the December 31, 1997 annual report on Form 10-K of Casino Data Systems.


                                    /S/ KPMG Peat Marwick LLP


Las Vegas, Nevada
March 30, 1998